Accustem

Accustem Sciences Limited
55 Park Lane
London
W1K 1NA

Keeren Shah
49A Belsize Park
Palmers Green
London
N13 4TL

22 July 2021

Dear Keeren

I am pleased to inform you that following an extensive benchmarking and review process, your compensation will be set at £15,000 per annum effective as of 1 January 2021. You will also be entitled to a performance based discretionary bonus, the target quantum of which is set at 20% of base salary. The Remuneration Committee will separately advise an options award, the quantum of which is currently under review.

In all other respects your terms of engagement remain unchanged.

The Company thanks you for your continuing support.

Yours sincerely

Gabriele Cerrone
Chairman
Accustem Sciences Limited